Exhibit 99.1

FOR IMMEDIATE RELEASE

O-I REPORTS FULL YEAR AND FOURTH QUARTER 2015 RESULTS

Improving operations on stable volumes plus acquisition benefits drive strong free cash flow generation and earnings in constant currency in 2015;

Strategic initiatives expected to improve financial performance in 2016

PERRYSBURG, Ohio (Feb. 8, 2016) — Owens-Illinois, Inc. (NYSE: OI) today reported financial results for the full year and fourth quarter ending December 31, 2015.

•      For full year 2015, the Company recorded a loss from continuing operations of $0.44 per share (diluted). Excluding certain items management considers not representative of ongoing operations, adjusted earnings(1) were $2.00 per share, in line with management guidance. These results compared with $2.07 per share in 2014 on a constant currency basis.  The Company’s charge in 2015 for asbestos-related costs(2) covers a four year period of estimated asbestos claims not yet asserted against the Company versus the three year period used in the prior year.

•      Fourth quarter 2015 adjusted earnings were $0.40 per share, compared with $0.32 per share in the same period of 2014 on a constant currency basis.

•      O-I generated $210 million of free cash flow(3) for the full year 2015, modestly exceeding management guidance. This is on par with prior year free cash flow in constant currency, which was the Company’s second highest year on record.

•      Global volumes for 2015 were up 3 percent compared to the prior year. Excluding the acquisition of Vitro’s food and beverage business (the acquired business) volumes were on par with 2014. On a global basis, volumes of wine, spirits, food and non-alcoholic beverages all grew year-on-year.  While global beer volumes fell 1 percent, driven by a decline in mainstream beer, shipments into craft and premium beer continue to expand.

•      The integration of the acquired business continues to progress well as evidenced by strong business performance to date and its contribution to free cash flow generation in the fourth quarter. The construction of the new furnace in Monterrey was finished by the end of 2015 and the realization of synergies has begun, with early savings in procurement.

•      Segment operating profit declined $168 million for the year, or $27 million on a constant currency basis.  Segment operating profit in constant currency improved over the prior year for all regions except for Europe which faced pricing pressure and lower

(1)  Adjusted earnings refers to earnings from continuing operations attributable to the Company, excluding items management does not consider representative of ongoing operations. In constant currency terms, the prior year amount reflects 2015 exchange rates. See the table entitled Reconciliation to Adjusted Earnings and Constant Currency in this release.

(2)  The Company’s asbestos charge is an item that management considers not representative of ongoing operations. See the table entitled Reconciliation to Adjusted Earnings and Constant Currency in this release.

(3)  Free cash flow is calculated as cash provided by continuing operating activities less additions to property, plant and equipment as presented in the appendix of the Company’s fourth quarter and full year 2015 earnings presentation.

productivity.  The acquired business contributed $46 million of segment operating profit since the transaction closed on September 1, 2015.

•      The Company’s leverage ratio was 4.0x at year-end 2015, an improvement from 4.2x at the end of the third quarter of 2015.

•      In 2016, the Company expects to deliver higher earnings and cash flow mainly driven by higher segment operating profit.  Adjusted earnings for full year 2016 are expected to be in the range of $2.10 to $2.25. Free cash flow generation in 2016 is expected to be approximately $280 million, using year-end 2015 foreign exchange rates. The priority for the Company’s free cash flow continues to be debt reduction.

CEO Andres Lopez stated, “We are pleased to deliver earnings and cash flow in line with our guidance for the quarter and we continue to execute upon initiatives to improve performance. Our work to date has already begun to deliver tangible benefits as evidenced by more consistent production as the year progressed. North America has recovered exceptionally well through the year and we will leverage our learnings to improve performance in Europe.  We continue to successfully integrate the Vitro food and beverage acquisition, which is already positively impacting segment profitability.

“Looking ahead, we expect that trends in the majority of our end markets will remain stable in 2016 and O-I will increasingly benefit from our growing exposure to U.S. beer imports and the Mexican domestic market,” Lopez added.  “While we recognize continued external uncertainties, such as economic conditions in Brazil and price dynamics in Europe, we are pressing hard on key initiatives that will increase profitability in 2016, including: maximizing the value of the acquired business; improving our end-to-end supply chain performance; and reducing costs through increasing organizational effectiveness and spending discipline.  We expect to deliver higher earnings and cash flow in 2016 while continuing to prioritize deleveraging our balance sheet.”

	Three months ended December 31		Year ended December 31
(Dollars in millions, except per share amounts and operating profit margin)	2015	2014	2015	2014
Net sales	$1,626	$1,603	$6,156	$6,784
Segment operating profit	186	180	740	908
Segment operating profit margin	11.5%	11.3%	12.1%	13.5%
Earnings (loss) attributable to the Company from continuing operations	(201)	(199)	(70)	98
Earnings (loss) per share from continuing operations (diluted)	$(1.25)	$(1.20)	$(0.44)	$0.59

Adjusted earnings (non-GAAP)	$64	$75	$325	$436
Adjusted earnings per share (non-GAAP)	$0.40	$0.46	$2.00	$2.63
Adjusted earnings per share on a constant currency basis (non-GAAP)	—	$0.32	—	$2.07

Fourth Quarter 2015

Net sales in the fourth quarter of 2015 were $1.6 billion, up $23 million from the prior year fourth quarter. For net sales of reportable segments, the stronger U.S. dollar led to unfavorable currency translation of approximately $200 million in net sales, or about a 13 percent decline. Price was essentially flat on a global basis, with higher prices in Latin America largely offset by lower prices in the other regions. The acquired business contributed $197 million in net sales.

Global sales volume increased by nearly 14 percent compared to prior year fourth quarter. Excluding the acquired business, global shipments were 2 percent higher year over year. Shipments in Asia Pacific increased 7 percent driven by improving wine exports from Australia. Europe sales volume was on par with the prior year quarter as lower beer shipments were offset by higher shipments in all other categories.

North America sales volume, excluding the acquired business, improved more than 2 percent year over year led by stronger wine, spirits and beer shipments. Latin America sales volume, excluding the acquired business, was flat to prior year as strong sales volume in the Andean region offset continued weakness in Brazil. Including the acquired business, fourth quarter sales volumes improved in North America by 11 percent and in Latin America by 55 percent.

Segment operating profit was $186 million in the fourth quarter, $6 million higher than prior year. On a constant currency basis, segment operating profit was up $40 million. The acquired business contributed $32 million of segment operating profit.  Excluding the acquired business, improved segment operating profit in North America and Asia Pacific were mostly offset by lower operating profit in Europe and the Latin America legacy business.

Segment operating profit in North America improved $25 million, almost doubling the profit of the prior year fourth quarter. North America benefited from higher production volumes and much more integrated end-to-end supply chain management. In the prior year fourth quarter, profitability suffered from sub-optimal sales planning and supply chain management which caused the region to significantly curtail production. The acquired business boosted North America profits by $3 million in the quarter.

In Asia Pacific, segment operating profit, excluding the impact of foreign currency, increased $7 million, or about 28 percent year over year. This was mainly due to higher sales and production volume, as well as the benefit of insurance proceeds related to storm damage in Australia that occurred in 2014.

Latin America’s segment operating profit increased $3 million, or $23 million on a constant currency basis, compared with the prior year fourth quarter. The acquired business provided $29 million of segment operating profit. This is more than the unfavorable currency translation effect, the key headwind impacting Latin America.

Europe reported a $25 million decline in segment operating profit, with more than 35 percent of the decrease caused by devaluation of the Euro. Average selling prices in Europe were approximately 1 percent lower year over year, similar to the trend of the full year. Europe had higher operating costs in the quarter, primarily due to lower productivity. Exiting the year 2015, productivity had begun to improve.

The acquired business’ underlying operations continue to perform well in terms of sales, margin and operating profit. The construction of the new furnace in Monterrey — built primarily to supply beer bottles to Constellation Brands, Inc. — was complete by the end of 2015 and is expected to be at full output by the end of the first quarter of 2016.  The integration team is on track to deliver on the Company’s synergy target; early gains are being realized in raw material cost savings.

The preliminary valuation of tangible and intangible assets related to the acquired business is higher than original estimates, which were based on benchmarks of rigid packaging transactions. The impact of incremental depreciation and amortization to annual earnings is approximately 8 cents per share; as a non-cash charge, it will have no impact on cash flow generation.

In the fourth quarter, the Company conducted its annual comprehensive legal review of asbestos-related liabilities. Based on this review, the Company has determined that it was able to reasonably estimate probable losses for asbestos claims not yet asserted against the Company for a period of four years versus the previous three year estimate. Therefore, the Company’s charge for 2015 is for a period one year longer than the accrual period determined as reasonably estimable in the annual comprehensive legal reviews conducted since 2003.

In the fourth quarter, the Company recorded a charge of $225 million to increase its accrued liability for asbestos-related costs. This charge is equivalent to an average annual charge of $112.5 million, which is substantially lower than the $135 million charge recorded in 2014.

Full Year 2015

Global sales volumes increased 3 percent in 2015 due to the acquired business. Excluding the acquired business, volumes were on par with 2014. Shipments in Europe and North America were modestly higher.  Asia Pacific volumes declined low single digits as the planned contraction of sales volume in China was partially offset by favorable beer and wine volumes in Australia in the second half of the year. In Latin America, sales were down low single digits, driven entirely by Brazil.

Full year net sales were $6.2 billion, down $628 million from 2014. Adverse currency translation due to the stronger U.S. dollar caused an $881 million decline in net sales of reportable segments, or 13 percent. The acquired business contributed $258 million in sales.

Prices were slightly higher on a global basis. In Latin America, price gains largely reflected cost inflation in the region.  Prices were lower in North America due to energy-pass-throughs and modest concessions to secure long-term contracts.  In Europe, prices were impacted by competitive pricing dynamics in Southern Europe as well as the impact of modest concessions to secure long-term contracts.

Segment operating profit was $740 million in 2015, compared with $908 million in the prior year. More than 80 percent of the decline was due to unfavorable currency translation. On a constant currency basis, segment operating profit declined $27 million yet improved in all regions except Europe. The acquired business contributed $46 million of segment operating profit.

In North America, segment operating profit increased $25 million, or 10 percent, mainly as a result of improved supply chain management. The region benefited from $4 million of segment operating profit from the acquired business.  Excluding the impact of foreign currency, Asia Pacific’s segment operating profit increased $12 million, or 17 percent, compared to the prior year primarily due to the favorable impact of prior restructuring actions and the aforementioned insurance proceeds.

On a constant currency basis, Latin America’s segment operating profit improved $14 million compared to 2014. The acquired business contributed $42 million. Lower sales volumes in Brazil, compared to record sales volumes in 2014, and higher operating costs, primarily due to energy and soda ash inflation in Brazil, contributed to lower segment operating profit. The prior year benefited from approximately $6 million of non-strategic asset sales, which did not repeat in the current year.

Europe’s segment operating profit declined $144 million, with $63 million, or nearly 45 percent, of the decrease related to the strengthening U.S. dollar. Average selling prices in Europe fell approximately 1 percent for reasons mentioned above. Lower operational performance in Europe drove higher costs for the year.

Net interest expense(4) in 2015 was $209 million, similar to 2014 net interest expense(5) of $210 million. The positive impacts of debt refinancing and the currency impact on Euro-denominated debt were offset by acquisition-related interest expense.

The effective tax rate on adjusted earnings was 25 percent. The tax rate was higher than 2014, mainly reflecting the geographic mix of earnings and timing associated with the set-up of the legal structure for the acquired business in Mexico, the latter of which was completed by year end 2015.

In 2015, the Company recorded several significant non-cash charges to reported results as presented in the table entitled Reconciliation to Adjusted Earnings and Constant Currency. Management considers these charges not representative of ongoing operations.

The Company generated $210 million of free cash flow in 2015. This is comparable to the very strong free cash flow generated in 2014, excluding the adverse currency translation of the stronger U.S. dollar in 2015. At 2015 exchange rates, the prior year free cash flow of $329 million would have been approximately $212 million.

The acquired business was modestly accretive to free cash flow in 2015, despite planned higher-than-average capital expenditures required to build the new furnace in Monterrey, Mexico.

Company cash flows continue to benefit from positive developments in legacy liabilities. For the eighth consecutive year, cash payments for asbestos continued to decline. In 2015, payments were $138 million, down $10 million from 2014.  Pension contributions in 2015 were $17 million, down $11 million from the prior year.

During 2015, the Company repaid all senior notes that were due in 2016. The Company entered into a new senior secured credit facility that matures in April 2020. To finance the acquired business, the facility was then amended to borrow an incremental $1.25 billion. The Company also issued $1 billion of senior notes due 2023 and 2025.

(4)  Excluding charges of $42 million during 2015 for note repurchase premiums and the write-off of finance fees related to debt that was repaid prior to its maturity.

(5)  Excluding charges of $20 million during 2014 for note repurchase premiums and the write-off of finance fees related to debt that was repaid prior to its maturity.

The Company recognized that volatile exchange rates may put upward pressure on the leverage ratio.  As such, on February 3, 2016, the financial covenant in the bank credit agreement was amended to allow a maximum leverage ratio of 5.0 times net debt to EBITDA(6) through September 30, 2016, then 4.5 times through September 30, 2017, then remaining at 4.0 times.

The Company repurchased $100 million of shares of common stock during the first half of 2015.  For the next several years, the Company plans to prudently invest in the business and focus on debt repayment to improve the Company’s net debt to EBITDA leverage ratio.

Outlook

The Company expects adjusted earnings for full year 2016 to be in the range of $2.10 to $2.25.  Anticipated benefits from the acquired business and strategic initiatives to improve operations are expected to more than compensate for the impact of the strong U.S. dollar, particularly in the first half of 2016.

The Company expects free cash flow to be approximately $280 million for the year, based on currency rates at the end of the year 2015. The projected year over year increase is primarily driven by the expected improvement in earnings.

About O-I

Owens-Illinois, Inc. (NYSE: OI) is the world’s largest glass container manufacturer and preferred partner for many of the world’s leading food and beverage brands. The Company had revenues of $6.2 billion in 2015 and employs 27,000 people at 80 plants in 23 countries. With global headquarters in Perrysburg, Ohio, O-I delivers safe, sustainable, pure, iconic, brand-building glass packaging to a growing global marketplace. For more information, visit o-i.com.

Regulation G

The information presented above regarding adjusted EPS relates to net earnings from continuing operations attributable to the Company (exclusive of items management considers not representative of ongoing operations) divided by weighted average shares outstanding (diluted) and does not conform to U.S. generally accepted accounting principles (GAAP). In addition, the information presented above regarding EBITDA is not a defined term under GAAP. Non-GAAP measures should not be construed as an alternative to the reported results determined in accordance with GAAP. Management has included these non-GAAP measures to assist in understanding the comparability of results of ongoing operations. Further, the information presented above regarding free cash flow does not conform to GAAP. Management defines free cash flow as cash provided by continuing operating activities less capital spending (both as determined in accordance with GAAP) and has included this non-GAAP information to assist in understanding the comparability of cash flows. Management uses non-GAAP information principally for internal reporting, forecasting, budgeting and calculating compensation payments. Management believes that the non-GAAP presentation allows the board of directors, management, investors and analysts to better understand the Company’s financial performance in relationship to core operating results and the business outlook. These non-GAAP financial measures are presented on a forward-looking basis and certain factors that could affect GAAP financial measures are not accessible or estimable on a forward-looking

(6)  EBITDA as defined in the Company’s bank credit agreement.

basis. These factors include items that may be material, such as future asbestos-related charges and restructuring and asset impairment and other related charges.

The Company routinely posts important information on its website — www.o-i.com/investors.

Forward-looking statements

This document contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward looking statements. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) the Company’s ability to integrate the Vitro Business in a timely and cost effective manner, to maintain on existing terms the permits, licenses and other approvals required for the Vitro Business to operate as currently operated, and to realize the expected synergies from the Vitro Acquisition, (2) risks related to the impact of integration of the Vitro Acquisition on earnings and cash flow, (3) risks associated with the significant transaction costs and additional indebtedness that the Company incurred in financing the Vitro Acquisition, (4) the Company’s ability to realize expected growth opportunities and cost savings from the Vitro Acquisition, (5) foreign currency fluctuations relative to the U.S. dollar, specifically the Euro, Brazilian real, Mexican peso, Colombian peso and Australian dollar, (6) changes in capital availability or cost, including interest rate fluctuations and the ability of the Company to refinance debt at favorable terms, (7) the general political, economic and competitive conditions in markets and countries where the Company has operations, including uncertainties related to economic and social conditions, disruptions in capital markets, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (8) consumer preferences for alternative forms of packaging, (9) cost and availability of raw materials, labor, energy and transportation, (10) the Company’s ability to manage its cost structure, including its success in implementing restructuring plans and achieving cost savings, (11) consolidation among competitors and customers, (12) the ability of the Company to acquire businesses and expand plants, integrate operations of acquired businesses and achieve expected synergies, (13) unanticipated expenditures with respect to environmental, safety and health laws, (14) the Company’s ability to further develop its sales, marketing and product development capabilities, and (15) the timing and occurrence of events which are beyond the control of the Company, including any expropriation of the Company’s operations, floods and other natural disasters, events related to asbestos-related claims, and the other risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, any subsequently filed Quarterly Report on Form 10-Q and the Company’s other filings with the SEC. It is not possible to foresee or identify all such factors. Any forward-looking statements in this document are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward-looking statements contained in this document.

Conference call scheduled for February 9, 2016

O-I CEO Andres Lopez and CFO Jan Bertsch will conduct a conference call to discuss the Company’s latest results on Tuesday, February 9, 2016, at 8:00 a.m., Eastern Time. A live webcast of the conference call, including presentation materials, will be available on the O-I website, www.o-i.com/investors, in the Presentations & Webcast section.

The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 7:50 a.m., Eastern Time, on February 9. Ask for the O-I conference call. A replay of the call will be available on the O-I website, www.o-i.com/investors, for a year following the call.

Contact:                                                  Sasha Sekpeh, 567-336-5128 — O-I Investor Relations

Kristin Kelley, 567-336-2395 — O-I Corporate Communications

O-I news releases are available on the O-I website at www.o-i.com.

O-I’s first quarter 2016 earnings conference call is currently scheduled for Tuesday, May 3, 2016, at 8:00 a.m., Eastern Time.

OWENS-ILLINOIS, INC.
Condensed Consolidated Results of Operations
(Dollars in millions, except per share amounts)

	Three months ended December 31		Year ended December 31
Unaudited	2015	2014	2015	2014

Net sales	$1,626	$1,603	$6,156	$6,784
Cost of goods sold	(1,337)	(1,366)	(5,046)	(5,531)

Gross profit	289	237	1,110	1,253

Selling and administrative expense	(125)	(141)	(476)	(523)
Research, development and engineering expense	(18)	(16)	(64)	(63)
Interest expense, net	(63)	(69)	(251)	(230)
Equity earnings	14	16	60	64
Other expense, net	(258)	(213)	(320)	(283)

Earnings (loss) from continuing operations before income taxes	(161)	(186)	59	218

Provision for income taxes	(33)	(3)	(106)	(92)

Earnings (loss) from continuing operations	(194)	(189)	(47)	126

Loss from discontinued operations	(1)	(1)	(4)	(23)

Net earnings (loss)	(195)	(190)	(51)	103

Net earnings attributable to noncontrolling interests	(7)	(10)	(23)	(28)

Net earnings (loss) attributable to the Company	$(202)	$(200)	$(74)	$75

Amounts attributable to the Company:
Earnings (loss) from continuing operations	$(201)	$(199)	$(70)	$98
Loss from discontinued operations	(1)	(1)	(4)	(23)
Net earnings (loss)	$(202)	$(200)	$(74)	$75

Basic earnings per share:
Earnings (loss) from continuing operations	$(1.25)	$(1.20)	$(0.44)	$0.60
Loss from discontinued operations	(0.01)	$(0.01)	(0.03)	(0.14)
Net earnings (loss)	$(1.26)	$(1.21)	$(0.47)	$0.46

Weighted average shares outstanding (thousands)	160,827	164,422	161,169	164,720

Diluted earnings per share:
Earnings (loss) from continuing operations	$(1.25)	$(1.20)	$(0.44)	$0.59
Loss from discontinued operations	(0.01)	$(0.01)	(0.03)	(0.14)
Net earnings (loss)	$(1.26)	$(1.21)	$(0.47)	$0.45

Diluted average shares (thousands)	160,827	164,422	161,169	166,047

OWENS-ILLINOIS, INC.
Condensed Consolidated Balance Sheets

(Dollars in millions)

	December 31,
Unaudited	2015	2014
Assets
Current assets:
Cash and cash equivalents	$399	$512
Trade receivables, net	562	550
Inventories	1,007	1,035
Prepaid expenses and other	366	274
Total current assets	2,334	2,371

Property, plant and equipment, net	2,961	2,445
Goodwill	2,489	1,893
Intangibles	597
Other assets	1,040	1,134

Total assets	$9,421	$7,843

Liabilities and Share Owners’ Equity Current liabilities:
Short-term loans and long-term debt due within one year	$228	$488
Current portion of asbestos-related liabilities	130	143
Accounts payable	1,212	1,137
Other liabilities	552	560
Total current liabilities	2,122	2,328

Long-term debt	5,345	2,957
Asbestos-related liabilities	392	292
Other long-term liabilities	988	991
Share owners’ equity	574	1,275

Total liabilities and share owners’ equity	$9,421	$7,843

OWENS-ILLINOIS, INC.
Condensed Consolidated Cash Flows

(Dollars in millions)

	Three months ended December 31		Year ended December 31
Unaudited	2015	2014	2015	2014
Cash flows from operating activities:
Net earnings (loss)	$(195)	$(190)	$(51)	$103
Loss from discontinued operations	1	1	4	23
Non-cash charges
Depreciation and amortization	128	105	424	448
Pension expense	9	5	31	43
Restructuring, asset impairment and related charges	6	(3)	63	76
Future asbestos-related costs	225	135	225	135
Acquisition-related fair value inventory adjustments	12		22
Acquisition-related fair value intangible adjustments	10		10
Cash Payments
Pension contributions	(4)	(3)	(17)	(28)
Asbestos-related payments	(80)	(76)	(138)	(148)
Cash paid for restructuring activities	(18)	(13)	(38)	(58)
Pension settlement charges		65		65
Non-income tax charge		69		69
Change in components of working capital	414	429	88	117
Other, net (a)	(2)	(34)	(11)	(147)
Cash provided by continuing operating activities	506	490	612	698
Cash utilized in discontinued operating activities	(1)	(1)	(4)	(23)
Total cash provided by operating activities	505	489	608	675

Cash flows from investing activities:
Additions to property, plant and equipment	(103)	(79)	(402)	(369)
Acquisitions, net of cash acquired	(9)	(115)	(2,351)	(114)
Other, net	2	6	5	28
Cash utilized in investing activities	(110)	(188)	(2,748)	(455)

Cash flows from financing activities:
Changes in borrowings, net	(254)	(11)	2,268	7
Issuance of common stock			1	3
Treasury shares purchased		(20)	(100)	(32)
Distributions to noncontrolling interests	(9)		(22)	(37)
Payment of finance fees	(2)	(11)	(90)	(11)
Cash provided by (utilized in) financing activities	(265)	(42)	2,057	(70)
Effect of exchange rate fluctuations on cash	(1)	(11)	(30)	(21)
Change in cash	129	248	(113)	129
Cash at beginning of period	270	264	512	383
Cash at end of period	$399	$512	$399	$512

(a)   Other, net includes other non cash charges plus other changes in non-current assets and liabilities.

OWENS-ILLINOIS, INC.

Reportable Segment Information

(Dollars in millions)

	Three months ended December 31		Year ended December 31
Unaudited	2015	2014	2015	2014
Net sales:
Europe	$515	$589	$2,324	$2,794
North America	519	460	2,039	2,003
Latin America	387	333	1,064	1,159
Asia Pacific	193	209	671	793

Reportable segment totals	1,614	1,591	6,098	6,749

Other	12	12	58	35

Net sales	$1,626	$1,603	$6,156	$6,784

Segment operating profit (a):

Europe	$28	$53	$209	$353
North America	51	26	265	240
Latin America	75	72	183	227
Asia Pacific	32	29	83	88

Reportable segment totals	186	180	740	908

Items excluded from segment operating profit:
Retained corporate costs and other	(21)	(21)	(70)	(100)
Items not considered representative of ongoing operations (b)	(263)	(276)	(360)	(360)

Interest expense, net	(63)	(69)	(251)	(230)
Earnings (loss) from continuing operations before income taxes	$(161)	$(186)	$59	$218

Segment operating profit margin (c):

Europe	5.4%	9.0%	9.0%	12.6%
North America	9.8%	5.7%	13.0%	12.0%
Latin America	19.4%	21.6%	17.2%	19.6%
Asia Pacific	16.6%	13.9%	12.4%	11.1%

Reportable segment margin totals	11.5%	11.3%	12.1%	13.5%

(a)         Segment operating profit consists of consolidated earnings before interest income, interest expense, and provision for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs.

The Company presents information on segment operating profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital. The most directly comparable GAAP financial measure to segment operating profit is earnings from continuing operations before income taxes. The Company presents segment operating profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

(b)         Reference reconciliation to adjusted earnings and constant currency.

(c)          Segment operating profit margin is segment operating profit divided by segment net sales.

In connection with the Vitro food and beverage glass container business acquisition on September 1, 2015, the Company has renamed the former South America segment to the Latin America segment. This change in segment name was made to reflect the addition of the Vitro operations in Mexico and Bolivia into the former South America segment.  The acquired Vitro food and beverage glass container distribution business located in the United States is included in the North American operating segment.

OWENS-ILLINOIS, INC.

Reconciliation to Adjusted Earnings and Constant Currency

(Dollars in millions, except per share amounts)

The reconciliation below describes the items that management considers not representative of ongoing operations.

	Three months ended December 31		Year ended December 31
Unaudited	2015	2014	2015	2014

Earnings(loss) from continuing operations attributable to the Company	$(201)	$(199)	$(70)	$98
Items impacting cost of goods sold:
Acquisition-related fair value inventory adjustments	12		22
Pension settlement charges		50		50
Restructuring, asset impairment and related charges				8
Items impacting selling administrative expense
Pension settlement charges		15		15
Items impacting equity earnings			5	5
Items impacting other expense, net:
Charges for asbestos related costs	225	135	225	135
Restructuring, asset impairment and related charges	11	7	75	78
Acquisition-related fair value intangible adjustments	10		10
Strategic transaction costs	4		23
Non-income tax charge		69		69
Items impacting interest expense:
Charges for note repurchase premiums and write-off of finance fees		20	42	20
Items impacting income tax:
Net benefit for income tax on items above	(5)	(14)	(15)	(34)
Net expense (benefit) for certain tax adjustments	8	(8)	8	(8)
Total adjusting items	$265	$274	$395	$338

Adjusted earnings	$64	$75	$325	$436

Currency effect on earnings (2014 only)(1)		$(22)		$(92)

Earnings on a constant currency basis (2014 only)		$53		$344

Diluted average shares (thousands)	160,827	164,422	161,169	166,047

Earnings (loss) per share from continuing operations (diluted)	$(1.25)	$(1.20)	$(0.44)	$0.59
Adjusted earnings per share(2)	$0.40	$0.46	$2.00	$2.63
Adjusted earnings per share on a constant currency basis		$0.32		$2.07

  (1)   Currency effect on earnings determined by using month-end foreign currency exchange rates in 2015 to translate 2014 local currency results.

  (2)   For adjusted earnings per share, the diluted average shares (in thousands) are 161,733 and 162,135 for the three months and year ended December 31, 2015, respectively.